Exhibit 99.1

DRUGMAX ANNOUNCES NEW CREDIT FACILITY WITH WELLS FARGO AND

NOTIFICATION FROM NASDAQ

FOR IMMEDIATE RELEASE

Farmington, CT, September 26, 2005 – DrugMax, Inc. (Nasdaq: DMAX), a specialty pharmacy and drug distribution provider, announced today that it has signed a commitment letter with Wells Fargo Retail Finance, LLC (WFRF) to underwrite a new $65 million Senior Secured Revolving Credit Facility. The new credit facility, which has a maturity of five years, is expected to close on or before October 30, 2005, and is contingent on executing a customary final credit agreement.

The Company plans to use the proceeds from the new facility to replace its existing $65 million Senior Credit Facility. DrugMax has been in violation of certain covenants of the current Credit Facility since January, 2005. In addition to refinancing the old facility, the new Wells Fargo facility provides more flexible terms and additional borrowing availability to allow the Company to use the facility for growth opportunities and acquisitions.

Jim Searson, Chief Financial Officer of DrugMax, said “We are pleased to have signed a commitment letter for this new credit facility with such a prominent bank that understands our business, has extensive experience in the industry and supports our post-merger strategy. This credit facility, which has covenants consistent with our long-term strategy, provides the Company with additional liquidity and flexibility to both operate the business and take advantage of our future growth potential. Moving forward, our improved financial strength will be instrumental as we continue to strive towards achieving sustained profitable growth and position the Company to take advantage of the favorable dynamics in the specialty pharmacy industry.”

Timothy R. Tobin, Senior Vice President, National Director Marketing & Structure, Wells Fargo Retail Finance, added, “We are extremely pleased to establish a relationship with DrugMax and support the Company’s efforts as it continues to execute its business strategy and enhance its position within the industry.”

DrugMax also announced that on September 22, 2005, the Company received a letter from Nasdaq notifying the Company that it was not in compliance with Marketplace Rule 4310(c)(2)(B). This rule requires the Company to have a minimum $35 million in market value of listed securities, $2.5 million in shareholders’ equity, or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Nasdaq informed the Company that it would be provided until October 24, 2005 to regain compliance with the rule.

DrugMax believes that it will regain compliance with the continued listing requirements of the Nasdaq SmallCap Market by October 24, 2005. If the Company does not regain compliance by October 24th, it can request a hearing with Nasdaq.

About DrugMax, Inc.

DrugMax, Inc. is a specialty pharmacy and drug distribution provider formed by the merger on November 12, 2004 of DrugMax, Inc. and Familymeds Group, Inc. DrugMax works closely with doctors, patients, managed care providers, medical centers and employers to improve patient outcomes while delivering low cost and effective healthcare solutions. The Company is focused on building an integrated specialty drug distribution platform through its drug distribution and specialty pharmacy operations. DrugMax operates two drug distribution facilities, under the Valley Drug Company and Valley Drug South names, and 77 specialty pharmacies in 13 states under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names. The DrugMax platform is designed to provide services for the treatment of acute and complex health diseases including chronic medical conditions such as cancer, diabetes and pain management. The Company often serves defined population groups on an exclusive, closed panel basis to maintain costs and improve patient outcomes. DrugMax offers a comprehensive selection of brand name and generic pharmaceuticals, non-prescription healthcare-related products, and diagnostic supplies to its patients, independent pharmacies, physicians, clinics, long- term care and assisted living centers. More information about DrugMax can be found at http://www.drugmax.com. The Company’s online product offering can be found at http://www.familymeds.com.

About Wells Fargo Retail Finance

Wells Fargo Retail Finance, headquartered in Boston, specializes in building relationships and delivering customized, flexible financial solutions to single and multi-channel retailers throughout North America. It is part of Wells Fargo & Company (NYSE: WFC), a diversified financial services company with $435 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 Million customers from more than 6,000 stores and the Internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only bank in the United States to receive the highest possible credit rating, “Aaa,” from Moody’s Investors Service.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding (a) DrugMax’s financing plans, including the closing of the new Wells Fargo facility and (b) DrugMax’s belief that it will regain compliance with the Nasdaq listing requirements. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management’s ability to close the new credit facility, as well as its ability to integrate DrugMax and Familymeds and to increase sales to target physician groups. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in DrugMax’s Form 10-K for the year ended January 1, 2005 filed with the U.S. Securities and Exchange Commission. DrugMax disclaims any intention or obligation to update or revise forward- looking statements, whether as a result of new information, future events or otherwise.

Contact:

DrugMax, Inc. (Nasdaq: DMAX)

Leon Berman, The IGB Group

212-477-8438

Bhavin Shah, The IGB Group

212-477-8439

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